Exhibit 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

	Years Ended November 30,
	2002		2001		2000		1999		1998
	(Dollars In thousands)
EARNINGS FROM CONTINUING OPERATIONS:
Pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity method investees	$168,014		133,727		84,695		79,482		47,020
Fixed charges	103,051		123,341		136,013		93,274		56,497
Amortization of capitalized interest	1,631		1,158		674		276		76
Distributed income of equity investees	74,601		90,478		98,380		40,575		64,890
Interest capitalized	(6,508)		(12,846)		(14,527)		(9,366)		(2,647)

“Earnings”	$340,789		335,858		305,235		204,241		165,836

FIXED CHARGES:
Interest, whether capitalized, and amortization of debt discounts or premiums:
Interest expensed and capitalized	$96,653		119,379		133,625		92,289		55,993
Amortized premiums, discounts and capitalized expenses related to indebtedness	6,465		3,962		2,388		985		504

“Fixed charges”	$103,118		123,341		136,013		93,274		56,497

EARNINGS TO FIXED CHARGES:	3.3	x	2.7	x	2.2	x	2.2	x	2.9	x